EXHIBIT 10.3

AMENDED AND RESTATED PROMISSORY INSTALLMENT NOTE

$501,481.61	Escondido, CA

March 19, 2025

WHEREAS, this note was originally issued to Premier Air Charter on June 23, 2022, it is being amended on March 19, 2025 as follows;

FOR VALUE RECEIVED, the undersigned, Premier Air Charter and assigns, unconditionally promises to pay in lawful money of the United States of America, to Afinida Inc., a California corporation, or any person or entity to whom this Note has been endorsed for payment (collectively, the “Holder"), the principal sum of Five Hundred One Thousand Four Hundred Eighty One Dollars and Sixty One Cents ($501,481.61) with “8%” annual interest ($64,244.41) which shall be paid in monthly installments of principle and interest of $15,714.62 over thirty-six months thereof. The first payment is due October 1, 2025. The amount owed represents operations funding that occurred prior to December 31, 2024 by Afinida Inc., and is included in Premier Air Charter’s financial statements.

Any notice required or permitted under this Installment Note shall be given in writing and shall be delivered either by (i) personal delivery, or (ii) postage prepaid, return receipt requested certified mail addressed to the addresses set forth above. Notice by certified mail shall be effective upon receipt of the addressee.

This Installment Note constitutes the only agreement of the parties and supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter of this Note.

This Installment Note and any of its terms may be changed, waived or terminated only by a written instrument signed by the party against which enforcement of that change, waiver or termination is sought.

If any provision of this Installment Note should be found to be invalid or unenforceable, all other provisions shall nevertheless remain in full force and effect to the maximum extent permitted by law.

In the event of commencement of a collection action to enforce payment of this Installment Note, Premier Air Charter agrees to pay all reasonable costs, attorneys' fees and other expense incurred by the Holder in connection with the enforcement of this Installment Note.

All payments of principal and interest on this Installment Note shall be paid in the legal currency of the United States. The Borrower waives presentment for payment, protest, and notice of protest and nonpayment of this Installment Note.

No renewal or extension of this Installment Note, delay in enforcing any right of the Lender under this Installment Note, or assignment by Lender of this Installment Note shall affect the liability or the obligations of the Borrower. All rights of the Lender under this Installment Note are cumulative and may be exercised concurrently or consecutively at the Lender's option.

This Installment Note shall be construed in accordance with the laws of the State of California.

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IN WITNESS WHEREOF, Premier Air Charter has executed this Installment Note as of the date first above written.

Premier Air Charter

By: /s/ Ross Gourdie

Ross Gourdie, President, Secretary

Afinida, Inc.

By: /s/ Brendan McMenamy

Brendan McMenamy, CFO

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